AGREEMENT

LQ INVERSIONES FINANCIERAS S.A.

and

BANCO DEL ESTADO DE CHILE

In SANTIAGO, CHILE, on December 20th, 2012, before me, FELIX JARA CADOT, Notary Public holder of the 41st Notary Public Office of Santiago, domiciled at Huérfanos N°1160, office 12, Santiago district, appear: LQ INVERSIONES FINANCIERAS S.A., IRS Identification N° 96,929,880-5, hereinafter, also the "Debtor," represented by Mr. JOSE FRANCISCO PEREZ MACKENNA, Chilean, married, business administration engineer, national identity card N° 6,575,050-3, both domiciled at Enrique Foster Sur N° 20, 14th floor, Las Condes district; and BANCO DEL ESTADO DE CHILE, an autonomous Governmental company, hereinafter, also the "Bank," represented by Mr. PATRICIO DANIEL YUDILEVICH SERRANO, Chilean, married, business administration engineer, national identity card N° 9,480,298-9, both domiciled at Avenida Libertador Bernardo O'Higgins N° 1111, Santiago district, all of them of age, who have certified their identities with their corresponding cards, and state: FIRST: As of this date, Banco del Estado de Chile granted a loan to LQ INVERSIONES FINANCIERAS S.A. in the amount of Ch$98,900,000,000 at an annual fixed interest rate of 6.05%, with maturity on January 18, 2013, guaranteed with a due date promissory note executed by Debtor to the order of the Bank. Such loan, hereinafter, the "Loan," is subject to several requirements and demands, among them the execution of this Agreement. SECOND: Through this document Debtor undertakes the following obligations in favor of the Bank, which the Bank's representative accepts: One) to deliver to the Bank the Company's annual balance sheets and financial statements as audited by a reputable external audit firm within a 4-month term after the closing of each Fiscal Year. Two) to maintain a ratio between Adjusted Total Liabilities and Adjusted Total Assets not higher than 0.40 (Adjusted Total Assets is understood as the sum of Non-Banking Assets, Current  ("Non-Banking Assets, Current, Total" line item in the Financial Statements under FECU-IFRS) and  Non-Banking Assets, Non-current ("Non-Banking Assets, Non-Current, Total" line item in the Financial Statements under FECU-IFRS), minus Net Intangible Non-Banking Assets ("Net Intangible Assets" line item in the Financial Statements under FECU-IFRS). To the resulting value the following will be added: a) all investments in financial or similar instruments issued by subsidiaries within the consolidation process qualified as Cash and Cash Equivalent line items under FECU-IFRS; Financial Assets at Fair Value with Changes on Results; Financial Assets Available for Sale, Current; Other Financial Assets, Current; Financial Assets Available for Sale, Non-Current; and Other Financial Assets, Non-Current, but that have been eliminated during the consolidation process; b) all collectible accounts from subsidiaries included in the consolidation process which comply with the qualification criteria of FECU-IFRS items for "Collectible Accounts from Related Entities, Current" and "Collectible Accounts from Related Entities, Non-Current" which have been eliminated during the consolidation process; c) the carrying amount of investment in subsidiaries consolidating with Debtor, equivalent to the direct investment percentage in such subsidiaries (number of shares owned by Debtor divided by the total number of shares issued) multiplied by the difference between the Consolidated Equity account ("Net Equity, Total" line item in the Financial Statements under FECU-IFRS) of the subsidiary, and Minority Interest ("Minority Interest" line item in the Financial Statements under FECU-IFRS) reflected in the subsidiary's Classified Statement of Financial Position, to which the following adjustment must be added. The adjustment will correspond to the addition of: i) the lowest investment value as of December 31, 2008, which corresponds to the addition of items 5.13.10.35 and 5.13.10.70 of Debtor's Individual FECU as of December 31, 2008, equivalent to a total amount as of such date of UF 26,538,667; ii) the highest investment value as of December 31, 2008, which corresponds to the addition of item 5.13.10.40 of Debtor's Individual FECU as of December 31, 2008, equivalent to a total amount as of such date of UF -278,916, and iii) the addition of the accrued additions of net intangible assets as from January 1, 2009 to be reported in the notes to the Financial Statements associated to IAS-38 of each of the corresponding FECU-IFRS. During each term the amount of the additions to the net intangible assets to be accrued will correspond to the quarterly variation in Chilean pesos of the item "Additions" of the notes related to IAS-38 of FECU-IFRS, divided per the Unidad de Fomento value at the closing of quarter, except for the Financial Statements filed as of March of each year where the amount accrued will correspond to the total amount of such "Additions" account, divided per the Unidad de Fomento at the closing of the quarter. Adjusted Total Liabilities will be understood as the sum of Non-Banking Liabilities, Current ("Liabilities, Current, Total" line item in the Financial Statements under FECU-IFRS) and Non-Banking Liabilities, Non-Current ("Liabilities, Non-Current, Total" line item in the Financial Statements under FECU-IFRS), minus Non-Banking Deferred Taxes, Non-Current ("Deferred Tax Liabilities, Non-Current" line item in the Financial Statements under FECU-IFRS), minus Current and Non-Current Non-Banking provisions ("Provisions, Current" line item in the Financial Statements under FECU-IFRS plus "Provisions, Non-Current" line item in the Financial Statements under FECU-IFRS). In addition, to the above calculation the following shall be added: a) Payable Accounts to Related Entities which counterpart corresponds to a company included within the consolidation process that qualify among payable accounts item of FECU-IFRS, "Payable Accounts to Related Parties, Current" and "Payable Accounts to Related Parties, Non-Current" and which have been eliminated during the consolidation process; and b) the amount corresponding to all guarantees, simple or joint deposits, joint debts or other personal or real guarantees Debtor may have granted to guarantee third-party obligations, including those of subsidiaries. FECU-IFRS will be understood as the Uniform Coded Statistics Card IFRS that Debtor must file with the Superintendence of Securities and Insurance. Such ratio will be annually measured through Debtor's financial statements. Three) to maintain control over Banco de Chile; "Control" is understood as established in Article 97 of Law 18,045 of the Securities Market. Four) To annually deliver to the Bank, together with the financial statements described in number One) above, a certificate of compliance with the obligations established in this clause, executed by the Company's Chief Executive Officer and the Chief Financial Officer. THIRD: As regards the loan, the parties agree as follows: One) at the Loan's maturity Debtor may request the Bank to refinance it through a new loan, which maturity will be April 1st, 2013. Two) the new loan will accrue interest at the same rate as the original loan that is 6.05% annually, which shall also be paid on April 1st, 2013. Three) in order to carry out the aforesaid refinance, Debtor shall have paid the interest accrued by the original loan at its maturity and shall deliver to the Bank a promissory note to guarantee the new loan executed by proxies with sufficient powers before noon of January 18th, 2013. Four) in the event Debtor decides to repay the Loan at its maturity instead of requesting refinance it shall pay the Bank a fee amounting to Ch$980,620,972, plus VAT if necessary. In the event Debtor refinances only a part of the Loan such commission will apply to the non-refinanced capital. FOURTH: Debtor will not be entitled to pre-pay the Loan during its initial term. In case of refinance pursuant to the clause above, Debtor shall be entitled to pre-pay partially or in full the new loan subject to the following conditions: One) to notify the Bank in writing ten days in advance of the date Debtor intends to make pre-payment. Two) to pay interest accrued until pre-payment date. Three) to pay the Bank a fee in the equivalent to the current breaking-fund cost for this nature of refinance and which shall be determined by the Bank's Financial Resources Management. In any event, pre-payments made as from March 18th, 2013 shall not be subject to such fee. Four) Partial pre-payments shall not be lower than 10% of the indebted capital. FIFTH: The Bank is empowered to demand anticipated fulfillment of the Loan as if it had matured in the following cases: One) when Debtor does not timely and entirely comply with any of the obligations established in this instrument. Two) when Debtor falls into payment suspension, is declared bankrupt or makes proposals of judiciary or extra-judiciary covenants. Three) when Debtor fully and timely pays any pending obligation with the Bank. Four) If QUIÑENCO S.A. does not maintain control over Debtor, except if the new controlling shareholder has a "BBB" international risk classification or higher. "Control" is understood as established in Article 97 of Law 18,045 of the Securities Market. SIXTH: The current agreement will be valid for as long as the Loan is not entirely extinguished. SEVENTH: For all legal purposes of this agreement the parties set their domicile in Santiago district and are subject to the competence of its courts. EIGHTH: All expenses originated by this deed shall be borne by Debtor. The power of Debtor's representatives appears in the public deed granted on September 4th, 2008, at the Notary Public Office of Mr. René Benavente Cash. The power of Banco del Estado de Chile representative appears in the public deed granted on June 12th, 2008, at the Notary Public Office of Mr. Ricardo Reveco Hormazábal. Such deeds are not inserted because the parties and the authorizing Notary Public are familiar with them. This instrument was prepared by the attorney URBANO MARIN LOYOLA. The persons appearing execute this document after reading it. Copies are distributed. Recorded at the Notary Public's Office under the number indicated. I ATTEST.

(signature and fingerprint)
JOSE FRANCISCO PEREZ MACKENNA
IC N°6,525,286-4
On behalf of LQ INVERSIONES FINANCIERAS S.A.
IRS N° 96,929,880-5

(signature and fingerprint)
RODRIGO MANUBENS MOLTEDO
IC N°6,575,050-3
On behalf of LQ INVERSIONES FINANCIERAS S.A.
IRS N° 96,929,880-5

(signature and fingerprint)
PATRICIO DANIEL YUDILEVICH SERRANO
IC N°9,480,298-9
On behalf of BANCO DEL ESTADO DE CHILE
IRS N° 97,030,000-7